Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

July 19, 2022

Panbela Therapeutics, Inc.

712 Vista Boulevard #305

Waconia, MN 55387

We have acted as counsel to Panbela Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated July 19, 2022 (the “Prospectus Supplement”) to the Prospectus dated May 11, 2021 (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company, pursuant to that certain Sales Agreement dated July 19, 2022 (the “Sales Agreement”), by and between Roth Capital Partners, LLC and the Company, of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) having an aggregate offering price of up to $8,400,000 (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (File No. 333-255751) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals, executed counterparts or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Restated Certificate of Incorporation, as amended to the date hereof, the Company’s Bylaws, as amended to the date hereof, and the proceedings taken by the Company in connection with the authorization of the Shares. We also have examined originals, executed counterparts or copies, certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, documents and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon representations made by the Company in the Sales Agreement, the assumptions set forth herein and certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, the truth, accuracy and completeness of the information, certifications, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, and the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed (i) the Sales Agreement has been, and any instruments related to the delivery of the Shares will be, duly authorized, executed and delivered by each party thereto (other than the Company); (ii) each party having rights under the Sales Agreement (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Sales Agreement enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Sales Agreement against it and the other parties; (iii) the officers of the Company will cause the offering of the Shares to be conducted in accordance with the limitations imposed from time to time by or pursuant to the resolutions of the Company’s board of directors (or relevant committee thereof); and (iv) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing and the other qualifications and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares by the Company, and upon payment therefor and delivery thereof in accordance with the terms of the Sales Agreement and book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to any other matters, including without limitation any matters relating to the securities or blue sky laws of any jurisdiction or any rules or regulations thereunder, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of such opinions.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn, Partner